STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 22, 2026 (the “Effective Date”), by and between SecureTech Innovations, Inc., a Wyoming corporation (“SecureTech” or the “Investor”), and Qstak Holding, LLC, a Florida limited liability company (“Qstak” or the “Company”).

WITNESSETH:

WHEREAS, the Company’s board of managers (or equivalent governing body) (the “Board”) has determined that it is advisable and in the best interests of the Company and its equity holders to offer SecureTech the right to purchase a fifteen percent (15%) ownership interest in the Company, upon the terms and conditions set forth in this Agreement; and

WHEREAS, the aggregate consideration for such ownership interest shall be Four Million Five Hundred Thousand Dollars ($4,500,000), which shall be paid by SecureTech through the issuance to the Company of shares of SecureTech’s Series A Preferred Stock (as defined below), rather than cash; and

WHEREAS, the transactions contemplated by this Agreement are part of a broader strategic relationship between the parties, including, without limitation, this Agreement, that certain Exclusive Intellectual Property License Agreement (the “ELA”), that certain Joint Venture Agreement (the “JVA”), that certain Royalty-Free Intellectual Property Sublicense Agreement (the “JV Sublicense”), the operating agreement of the JV Entity (the “Operating Agreement”), the Certificate of Designation for the Series A Preferred Stock (the “Series A Certificate of Designation”), the Certificate of Designation for the Series B Preferred Stock (the “Series B Certificate of Designation”), and that certain Finder’s Agreement (the “Finder’s Agreement”) (collectively, the “Transaction Documents”);

WHEREAS, the parties entered into that certain Letter of Intent dated July 1, 2026 (the “LOI”), setting forth the principal terms upon which the transactions contemplated hereby and by the other Transaction Documents would be consummated.

NOW, THEREFORE, in consideration of the mutual terms, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1Purchase and Sale of the Purchased Interest.  The Company agrees to sell, convey and deliver to SecureTech, and SecureTech agrees to purchase and accept from the Company, a fifteen percent (15%) ownership interest in the Company (the “Purchased Interest”) for aggregate consideration of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Purchase Price”), payable in the form of Series A Preferred Stock of SecureTech (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

Section 1.2Closing.  The closing of the sale and purchase of the Purchased Interest (the “Closing”) shall take place concurrently with the closing of the transactions contemplated under the ELA and the formation of the joint venture entity contemplated by the JVA (the “JV Entity”), or on such other date as may be mutually agreed upon in writing by SecureTech and the Company (the date on which the Closing occurs, the “Closing Date”).

Section 1.3Purchase Price; Delivery.

(a)At the Closing, SecureTech shall deliver to the Company shares of SecureTech’s Series A Preferred Stock, par value $0.001 per share (the “SPA Series A Preferred Shares”), having an aggregate value equal to the Purchase Price. The number of  SPA Series A Preferred Shares to be issued shall equal the Purchase Price divided by the product of (i) 10,000 multiplied by (ii) closing price per share of SecureTech’s common stock, par value $0.001 per share (the “Common Stock”), as reported on the OTCQB Marketplace (or such other national securities exchange or quotation system on which the Common Stock is then listed or quoted) on the trading day immediately preceding the Closing Date (the “Per Share Value”). No fractional SPA Series

A Preferred Shares shall be issued; the number of SPA Series A Preferred Shares to be issued shall be rounded to the nearest whole share. The SPA Series A Preferred Shares issued hereunder shall be restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and shall bear a customary restrictive legend.

(b)At the Closing, the Company shall deliver to SecureTech (i) duly executed instruments, certificates or other documents evidencing the Purchased Interest, in form and substance reasonably satisfactory to SecureTech, (ii) updated organizational documents of the Company (including, without limitation, an amended certificate of incorporation and bylaws), together with stock certificates and an updated stock ledger, reflecting SecureTech as the holder of a fifteen percent (15%) ownership interest in the Company, and (iii) such other documents, instruments and certificates as SecureTech may reasonably request in connection with the consummation of the transactions contemplated hereby.

Section 1.4Repurchase Option.

(a)SecureTech shall have the right, but not the obligation, to repurchase all (but not less than all) of the SPA Series A Preferred Shares from the Company for an aggregate repurchase price equal to Four Million Five Hundred Thousand Dollars ($4,500,000), plus accrued interest thereon at the rate of four percent (4%) per annum from the Closing Date through the date of repurchase, calculated on the basis of a 365-day year and actual days elapsed (the “Repurchase Price”).

(b)The repurchase right set forth in Section 1.4(a) (the “Repurchase Option”) shall be exercisable at any time during the forty-eight (48)-month period following the Closing Date (the “Repurchase Period”) by delivery of written notice from SecureTech to the Company (the “Repurchase Notice”). The closing of any repurchase shall occur within thirty (30) days following delivery of the Repurchase Notice.

(c)Upon consummation of the repurchase, (i) the Company shall surrender and deliver to SecureTech all certificates or book-entry positions representing the SPA Series A Preferred Shares, free and clear of all liens and encumbrances, for cancellation, and (ii) SecureTech shall retain the Purchased Interest, which shall remain fully paid, and the Repurchase Price shall constitute substituted cash consideration for the Purchased Interest in full satisfaction of the Purchase Price. For the avoidance of doubt, no exercise or non-exercise of the Repurchase Option shall affect SecureTech’s ownership of the Purchased Interest.

(d)During the Repurchase Period, the Company shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any of the SPA Series A Preferred Shares without the prior written consent of SecureTech, except for Transfers to affiliates permitted under Section 4.1(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to SecureTech, as of the date hereof and as of the Closing Date (except where a representation or warranty speaks as of a specific date, in which case as of such date), as follows:

Section 2.1Organization, Good Standing, Power and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a Material Adverse Effect.

Section 2.2Authorization; Validity of Agreement.  The Company has the corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). The execution and delivery of, and the performance of the Company’s obligations under, this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, including the affirmative vote or consent of the Board. No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

Section 2.3Issuance of the Purchased Interest.  The Purchased Interest, when delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued and free and clear of all liens, encumbrances, pledges, charges, claims and security interests of any kind (collectively, “Liens”), other than restrictions arising under this Agreement and applicable federal and state securities laws. The issuance of the Purchased Interest is not subject to any preemptive rights, rights of first refusal or similar rights of any Person.

Section 2.4No Conflict or Violation.  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party does not and will not (a) violate or conflict with any provision of the Company’s articles of organization, bylaws, or other organizational documents, (b) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority applicable to the Company, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets is bound.

Section 2.5Capitalization.  Schedule 2.5 sets forth a true, complete and correct description of the capitalization of the Company as of the date hereof, including all authorized, issued and outstanding equity interests (or equivalents thereof), all outstanding options, warrants, convertible instruments, rights of conversion or exchange, or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company or obligating the Company to issue or sell any equity interests, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests of the Company. All outstanding equity interests of the Company have been duly authorized, validly issued, and are free and clear of all Liens. Except as set forth on Schedule 2.5, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.

Section 2.6Consents and Approvals.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or foreign governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as may be required under applicable state securities or “blue sky” laws and such other filings or notices as are set forth on Schedule 2.6, all of which shall have been made or obtained prior to the Closing.

Section 2.7Absence of Litigation.  As of the date hereof, there is no action, suit, proceeding or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its properties or assets that (a) would reasonably be expected to have a Material Adverse Effect or (b) would reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Documents.

Section 2.8No Material Adverse Change.  Since October 22, 2026, there has not been any change in the assets, business, properties, financial condition, operations or prospects of the Company that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company’s business, assets, properties, financial condition, operations or prospects (a “Material Adverse Effect”). For the avoidance of doubt, a “Material Adverse Effect” shall not include the effects of (i) changes in general economic or market conditions affecting the Company’s industry generally, (ii) changes in applicable law or accounting standards, or (iii) the announcement or pendency of the transactions contemplated by this Agreement.

Section 2.9No Broker.  Except for Craft Capital Management LLC (“Craft Capital”), whose engagement is governed by that certain Finder’s Agreement dated June 12, 2026 (the “Finder’s Agreement”), Craft Capital’s five percent (5%) membership interest in the JV Entity, issued as a profits interest as provided in the JVA and the Operating Agreement, constitutes its full compensation for the transactions contemplated by this Agreement and the other Transaction Documents, and no fee, commission or other compensation is payable by the Company to Craft Capital in connection therewith, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company.

Section 2.10Intellectual Property.  Schedule 2.10 sets forth a true, complete and correct list of all material intellectual property owned or controlled by the Company (the “Licensed Assets”), including all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, know-how, proprietary technology and other intellectual property rights. The Company owns or has valid and enforceable rights to use all of the Licensed Assets, free and clear of all Liens, and no Person has asserted, or to the Company’s knowledge has grounds to assert, any claim, demand or notice challenging the Company’s ownership of, or right to use, any of the Licensed Assets. The Licensed Assets are sufficient, in all material respects, for the conduct of the Company’s business as presently conducted and as proposed to be licensed to SecureTech under the ELA.

Section 2.11Financial Statements.  The Company has delivered to SecureTech true, complete and correct copies of the Company’s (a) audited financial statements for the fiscal years ended December 31, 2026 (or, if audited financial statements are not available, reviewed or compiled financial statements) and (b) unaudited interim financial statements for the period ended June 30, 2026 (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes).

Section 2.12Compliance with Laws.  The Company is in compliance in all material respects with all applicable federal, state, local and foreign laws, statutes, rules, regulations, ordinances, orders, judgments and decrees applicable to the Company or its business, properties or assets. The Company has not received any notice of any violation of, or noncompliance with, any such law, statute, rule, regulation, ordinance, order, judgment or decree that has not been cured or otherwise resolved.

Section 2.13Tax Matters.  The Company has timely filed (or caused to be timely filed) all federal, state, local and foreign tax returns required to be filed by it, and all such tax returns are true, correct and complete in all material respects. All taxes due and owing by the Company (whether or not shown on any tax return) have been timely paid. There are no Liens for taxes (other than statutory Liens for taxes not yet due and payable) upon any of the assets of the Company. There is no pending or, to the Company’s knowledge, threatened audit, examination, investigation, dispute, proceeding or claim relating to any taxes of the Company.

Section 2.14Company Investment Representations.  The Company represents and warrants to SecureTech, as of the date hereof and as of the Closing Date, as follows:

(a)The Company is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)The Company is acquiring the SPA Series A Preferred Shares solely for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or applicable state securities laws.

(c)The Company understands that the SPA Series A Preferred Shares are restricted securities, have not been registered under the Securities Act or applicable state securities laws, may not be resold absent registration or an available exemption, and will bear customary restrictive legends.

(d)The Company has had access to such information regarding SecureTech and its business, including the SEC Reports, as it considers necessary to make an informed investment decision.

(e)Neither the Company nor any Person acting on its behalf has engaged in any general solicitation or general advertising in connection with the acquisition of the SPA Series A Preferred Shares.

(f)Neither the Company nor, to the Company’s knowledge, any director, manager, managing member, executive officer, promoter or other Person covered by Rule 506(d) is subject to a disqualifying event under Rule 506(d) of Regulation D.

(g)The Company acknowledges that the Series A Preferred Stock does not provide its holder with conversion rights or redemption rights, has no stated liquidation preference, and is redeemable only at SecureTech’s discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SECURETECH

SecureTech represents and warrants to the Company, as of the date hereof and as of the Closing Date (except where a representation or warranty speaks as of a specific date, in which case as of such date), as follows:

Section 3.1Organization, Good Standing, Power and Qualification.  SecureTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and has all requisite corporate power and authority to carry on its business as presently conducted. SecureTech is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on SecureTech’s ability to perform its obligations under this Agreement.

Section 3.2Authority; Validity of Agreement.  SecureTech has the corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement and each of the other Transaction Documents to which SecureTech is a party have been duly and validly authorized, executed and delivered by SecureTech and, assuming due authorization, execution and delivery of this Agreement by the Company, constitute valid and binding obligations of SecureTech enforceable against SecureTech in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings are necessary for the execution and delivery by SecureTech of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

Section 3.3No Conflict or Violation.  The execution, delivery and performance by SecureTech of this Agreement does not violate or conflict with any provision of SecureTech’s Articles of Incorporation or Bylaws and does not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement or other material agreement or instrument to which SecureTech is a party or by which it is bound.

Section 3.4Consents and Approvals.  Assuming the accuracy of the representations and warranties made by the Company in Article II of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or foreign governmental authority is required on the part of SecureTech in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such filings as may be required with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) such filings or approvals as may be required under the rules of the Nasdaq Stock Market LLC (“Nasdaq”) or the OTCQB Marketplace in connection with the issuance of the SPA Series A Preferred Shares, and (c) the Requisite Stockholder Approval described in Section 4.4, if applicable.

Section 3.5Issuance of SPA Series A Preferred Shares.  The SPA Series A Preferred Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Series A Certificate of Designation will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer set forth in this Agreement, the Series A Certificate of Designation and applicable federal and state securities laws and Liens created by or imposed by the Company or its affiliates. The rights, preferences, privileges and restrictions of the SPA Series A Preferred Shares are as set forth in the Series A Certificate of Designation filed with the Wyoming Secretary of State.

Section 3.6SEC Reporting.  SecureTech is subject to, and is current in, its reporting obligations under the Exchange Act, including the timely filing of all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all other reports, schedules, forms, statements and other documents required to be filed by SecureTech with the SEC (collectively, the “SEC Reports”). Each SEC Report, at the time of its filing (or, if amended or superseded by a filing prior to the date hereof, at the time of such subsequent filing), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

Section 3.7No Broker.  Except for Craft Capital Management LLC (“Craft Capital”), whose engagement is governed by that certain Finder’s Agreement dated June 12, 2026 (the “Finder’s Agreement”), Craft Capital’s five percent (5%) membership interest in the JV Entity, issued as a profits interest as provided in the JVA and the Operating Agreement, constitutes its full compensation for the transactions contemplated by this Agreement and the other Transaction Documents, and no fee, commission or other compensation is payable by the Company to Craft Capital in connection therewith, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of SecureTech.

Section 3.8Accredited Investor.  SecureTech is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement. SecureTech is able to bear the economic risk of its investment in the Company (including a complete loss of such investment).

Section 3.9Investment Purpose.  SecureTech is acquiring the Purchased Interest solely for its own account for investment and not with a view toward the distribution thereof in violation of the Securities Act or any applicable state securities laws. SecureTech has been advised and understands that the Purchased Interest has not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless it is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1Transfer Restrictions.

(a)Prior to the twelve (12)-month anniversary of the Closing Date, SecureTech shall not, directly or indirectly, sell, assign, transfer or otherwise dispose of (each, a “Transfer”) any of the Purchased Interest, except for Transfers to affiliates of SecureTech; provided that any such affiliate transferee agrees in writing to be bound by the terms of this Section 4.1.

(b)Prior to the six (6)-month anniversary of the Closing Date, the Company shall not, directly or indirectly, Transfer any of the SPA Series A Preferred Shares, except for Transfers to affiliates of the Company; provided that any such affiliate transferee agrees in writing to be bound by the terms of this Section 4.1.

(c)Any Transfer of the Purchased Interest or the SPA Series A Preferred Shares in violation of this Section 4.1 shall, to the fullest extent permitted by law, be null and void ab initio.

Section 4.2Right of First Refusal.

(a)If at any time after the Closing Date (i) the Company proposes to issue any equity interests in the Company (or any securities convertible into or exercisable for equity interests in the Company) to any Person other than SecureTech or its affiliates, or (ii) any equity holder that has executed a joinder to this Agreement proposes to sell or transfer any equity interests in the Company (or any securities convertible into or exercisable for equity interests in the Company) to any Person other than SecureTech or its affiliates, the Company shall first deliver written notice (the “ROFR Notice”) to SecureTech specifying the material terms and conditions of such proposed issuance, sale or transfer, including the identity of the proposed purchaser or transferee, the number and type of equity interests proposed to be issued, sold or transferred, and the proposed price and other consideration therefor.

(b)SecureTech shall have thirty (30) days following receipt of the ROFR Notice (the “ROFR Exercise Period”) to elect, by written notice to the Company, to purchase all (but not less than all) of the equity interests described in the ROFR Notice on the same terms and conditions as set forth therein.

(c)If SecureTech does not exercise its right of first refusal within the ROFR Exercise Period, the Company may consummate the proposed transaction described in the ROFR Notice on terms no more favorable to the proposed purchaser or transferee than those set forth in the ROFR Notice, provided that such transaction is consummated within ninety (90) days following the expiration of the ROFR Exercise Period. If such transaction is not consummated within such ninety (90)-day period, the Company shall be required to re-offer such equity interests to SecureTech in accordance with this Section 4.2 prior to any subsequent issuance, sale or transfer.

Section 4.3Path to Full Acquisition.  SecureTech shall have the right, at any time following the Closing Date, to make a tender offer, exchange offer or other proposal for the acquisition of all remaining equity interests in the Company not then held by SecureTech (or its affiliates), with the objective of acquiring the Company as a wholly owned subsidiary of SecureTech. The valuation methodology, specific mechanics, and other terms and conditions of any such acquisition shall be negotiated in good faith by the parties and set forth in a separate definitive agreement to be executed by the parties at such time. Nothing in this Section 4.3 shall obligate the Company or its equity holders (other than the parties hereto) to accept any such offer or enter into any such agreement.

Section 4.4Stockholder Approval.  SecureTech and the Company agree that if the issuance of the SPA Series A Preferred Shares pursuant to this Agreement would require stockholder approval under Rule 5635 of the Nasdaq Stock Market listing rules (or any comparable rule of the OTCQB Marketplace or such other exchange on which SecureTech’s Common Stock is then listed or quoted), then (a) no SPA Series A Preferred Shares shall be issued or delivered until such stockholder approval has been obtained (the “Requisite Stockholder Approval”), and (b) SecureTech covenants that it shall hold an annual or special meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the Requisite Stockholder Approval, and shall use its reasonable best efforts to hold such Stockholder Meeting no later than one hundred twenty (120) days following the date of this Agreement. SecureTech shall use its reasonable best efforts to obtain the Requisite Stockholder Approval and shall cause its Board of Directors to recommend to its stockholders that they approve such matter. If, despite SecureTech’s reasonable best efforts, the Requisite Stockholder Approval is not obtained at the initial Stockholder Meeting, SecureTech shall cause an additional Stockholder Meeting to be held every six (6) months thereafter until such Requisite Stockholder Approval is obtained.

Section 4.5Registration Rights.  [Reserved].

Section 4.6Confidentiality.

(a)Each party hereto acknowledges that in connection with the transactions contemplated by this Agreement and the other Transaction Documents, it has received and may continue to receive certain confidential and proprietary information of the other parties. Each party hereby agrees to treat confidentially all information furnished to it by any other party or such other party’s representatives, whether furnished before or after the date of this Agreement and whether written, oral or electronic, together with all analyses, compilations, forecasts, interpretations, summaries, notes, data, studies or other documents or records prepared by such party which contain or otherwise reflect or are generated from, in whole or in part, such information (collectively, “Confidential Information”).

(b)Each party agrees that the Confidential Information will not be used other than in connection with the transactions contemplated by the Transaction Documents, and that such information will be kept confidential by it and its representatives. Notwithstanding the foregoing, if any party is requested or required

(by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then such party will promptly notify the disclosing party of such request or requirement so that the disclosing party may seek an appropriate protective order and/or waive compliance with the provisions of this Section 4.6.

(c)The obligations set forth in this Section 4.6 shall be inoperative as to particular portions of the Confidential Information if such information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the disclosing party.

Section 4.7Board Observer Rights.  From and after the Closing Date, SecureTech shall have the right to appoint one (1) representative to attend all meetings of the Board (or equivalent governing body) of the Company as a non-voting observer (the “Observer”). The Company shall provide the Observer with copies of all notices, agendas, minutes, consents and other materials provided to members of the Board, at the same time as such materials are provided to such members. The Company may exclude the Observer from any portion of a Board meeting (and withhold related materials) to the extent necessary to preserve the attorney-client privilege or to address a conflict of interest. The Observer shall be subject to the confidentiality obligations set forth in Section 4.6.

Section 4.8Affirmative Covenants of the Company.  From and after the Closing Date, for so long as SecureTech holds the Purchased Interest (or any portion thereof), the Company shall:

(a)deliver to SecureTech, within forty-five (45) days after the end of each fiscal quarter, unaudited financial statements of the Company for such quarter, including a balance sheet, income statement and statement of cash flows, prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes);

(b)deliver to SecureTech, within ninety (90) days after the end of each fiscal year, audited financial statements of the Company for such fiscal year, including a balance sheet, income statement, statement of cash flows and statement of changes in equity, prepared in accordance with GAAP, audited by a nationally or regionally recognized independent certified public accounting firm;

(c)permit SecureTech and its representatives, at reasonable times and upon reasonable prior notice, to inspect and examine the books, records, accounts, properties and assets of the Company and to discuss the Company’s affairs, finances and condition with the Company’s officers and, if applicable, its independent auditors; and

(d)promptly notify SecureTech in writing of (i) any Material Adverse Effect or any event, condition or development that would reasonably be expected to result in a Material Adverse Effect, (ii) any material litigation, arbitration or governmental proceeding or investigation commenced against or affecting the Company, and (iii) any material default or event of default under any material agreement to which the Company is a party.

Section 4.9Negative Covenants of the Company.  From and after the Closing Date, for so long as SecureTech holds the Purchased Interest (or any portion thereof), without the prior written consent of SecureTech (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not:

(a)issue, sell, grant or otherwise dispose of any equity interests in the Company (or any securities convertible into or exercisable for equity interests in the Company), other than pursuant to the terms of any equity incentive plan or arrangement in existence as of the Closing Date and disclosed on Schedule 2.5;

(b)incur, assume, guarantee or become liable for any indebtedness for borrowed money in excess of $100,000 in the aggregate (other than trade payables incurred in the ordinary course of business);

(c)sell, transfer, lease, license or otherwise dispose of any material assets of the Company (including any Licensed Assets), other than in the ordinary course of business;

(d)enter into any transaction or agreement with any officer, director, equity holder, employee or affiliate of the Company (or any member of the immediate family of any of the foregoing) (a “Related Party Transaction”), other than (i) compensation arrangements in the ordinary course of business on arm’s-length terms and (ii) transactions disclosed on Schedule 2.5;

(e)amend, modify or restate the Company’s organizational documents in any manner that would adversely affect the rights of SecureTech as a holder of the Purchased Interest;

(f)declare, set aside or pay any dividend or make any distribution (whether in cash, property or securities) to any equity holder of the Company; or

(g)merge, consolidate or combine with, or acquire all or substantially all of the assets of, any other Person, or liquidate, dissolve or wind up its affairs.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1Conditions to SecureTech’s Obligations.  The obligations of SecureTech to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by SecureTech) of each of the following conditions at or prior to the Closing:

(a)Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article II shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date hereof and as of the Closing Date as though made on and as of such date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date).

(b)Compliance with Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c)No Material Adverse Change. Since the date hereof, there shall not have occurred any Material Adverse Effect with respect to the Company.

(d)Execution of Related Agreements. Each of the ELA, the JVA, the JV Sublicense, and the Operating Agreement shall have been duly executed and delivered by all parties thereto, and each such agreement and instrument shall be in full force and effect.

(e)Due Diligence. SecureTech shall have completed its business, legal, financial and other due diligence investigation of the Company, and the results thereof shall be satisfactory to SecureTech in its sole discretion.

(f)Consents and Approvals. All consents, approvals, authorizations and other actions by, and all filings with and notices to, any governmental authority, regulatory body or other third party required in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained, made or given and shall be in full force and effect.

(g)No Legal Impediment. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 5.2Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Company) of each of the following conditions at or prior to the Closing:

(a)Accuracy of Representations and Warranties. The representations and warranties of SecureTech set forth in Article III shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality, in all respects) as of the date hereof and as of the Closing Date as though made on and as of such date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date).

(b)Compliance with Covenants. SecureTech shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by SecureTech at or prior to the Closing.

(c)Delivery of SPA Series A Preferred Shares. SecureTech shall have delivered (or caused to be delivered) to the Company (or its designee) duly executed certificates or book-entry positions representing the SPA Series A Preferred Shares.

(d)Certificate of Designation. The Series A Certificate of Designation, as originally filed with the Wyoming Secretary of State, shall be in full force and effect .

(e)Execution of Related Agreements. Each of the ELA, the JVA, the JV Sublicense, and the Operating Agreement shall have been duly executed and delivered by all parties thereto, and each such agreement and instrument shall be in full force and effect.

ARTICLE VI

INDEMNIFICATION

Section 6.1Indemnification by the Company.  Subject to the terms and conditions of this Article VI, from and after the Closing, the Company shall indemnify, defend and hold harmless SecureTech and its affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “SecureTech Indemnified Parties”), from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, resulting from or relating to (a) any breach or inaccuracy of any representation or warranty made by the Company in this Agreement, (b) any breach of or failure to perform any covenant or agreement of the Company contained in this Agreement, or (c) any fraud or willful misconduct on the part of the Company in connection with the transactions contemplated by this Agreement.

Section 6.2Indemnification by SecureTech.  Subject to the terms and conditions of this Article VI, from and after the Closing, SecureTech shall indemnify, defend and hold harmless the Company and its affiliates, and their respective officers, directors, stockholders, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”), from and against any and all Losses arising out of, resulting from or relating to (a) any breach or inaccuracy of any representation or warranty made by SecureTech in this Agreement, (b) any breach of or failure to perform any covenant or agreement of SecureTech contained in this Agreement, or (c) any fraud or willful misconduct on the part of SecureTech in connection with the transactions contemplated by this Agreement.

Section 6.3Limitations.

(a)Survival. The representations and warranties of the parties set forth in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date (the “Survival Period”); provided that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 3.1, 3.2, 3.5 and 3.8 (collectively, the “Fundamental Representations”) shall survive the Closing for a period of thirty-six (36) months following the Closing Date. The covenants and agreements of the parties set forth in this Agreement shall survive the Closing for the term of this Agreement or, if no term is specified, until fully performed.

(b)Baskets and Caps. The indemnifying party shall not be liable for indemnification under Section 6.1(a) or Section 6.2(a) until the aggregate amount of Losses suffered or incurred by the indemnified parties exceeds $100,000 (the “Basket”), at which point the indemnifying party shall be liable for all Losses from the first dollar. In no event shall the aggregate liability of either party for indemnification under Section 6.1(a) or Section 6.2(a) exceed $1,000,000 (the “Cap”); provided that the foregoing Basket and Cap limitations shall not apply to Losses arising from breaches of the Fundamental Representations or from fraud or willful misconduct.

Section 6.4Indemnification Procedures.

(a)Notice. A party seeking indemnification under this Article VI (the “Indemnified Party”) shall give prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim or the commencement of any action, suit or proceeding for which indemnification is sought (a “Claim”), specifying in reasonable detail the nature and basis of such Claim and the amount thereof (to the extent known). The failure of the Indemnified Party to give timely notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b)Defense of Third-Party Claims. The Indemnifying Party shall have the right to assume and control the defense of any Claim by a third party (a “Third-Party Claim”) with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such judgment or settlement (A) includes an unconditional release of the Indemnified Party from all liability arising from such Third-Party Claim and (B) does not impose any non-monetary obligations on the Indemnified Party, and (ii) the Indemnified Party shall have the right to participate in (but not control) the defense of such Third-Party Claim at its own expense.

ARTICLE VII

TERMINATION

Section 7.1Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of SecureTech and the Company;

(b)by either SecureTech or the Company, if the Closing shall not have occurred on or before November 30, 2026 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any obligation under this Agreement has been the principal cause of, or has resulted in, the failure of the Closing to occur by the Outside Date;

(c)by SecureTech, if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 5.1, and such breach is incapable of being cured or has not been cured within thirty (30) days after written notice thereof from SecureTech to the Company;

(d)by the Company, if there has been a material breach by SecureTech of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 5.2, and such breach is incapable of being cured or has not been cured within thirty (30) days after written notice thereof from the Company to SecureTech; or

(e)by either SecureTech or the Company, if any governmental authority of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree or ruling shall have become final and non-appealable.

Section 7.2Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force or effect, and no party hereto (nor any of its affiliates, directors, officers, employees, agents or representatives) shall have any further liability or obligation hereunder; provided, however, that (a) nothing herein shall relieve any party from liability for any willful and material breach of this Agreement occurring prior to such termination, (b) Section 4.6 (Confidentiality) and this Article VII and Article VIII shall survive any termination of this Agreement, and (c) each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except as otherwise expressly provided herein.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1Successors and Assigns; No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. No party hereto shall assign or delegate any of the rights or obligations created under this Agreement without the prior written consent of the other parties hereto. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 8.2Fees and Expenses.  Except as otherwise expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.3Notices.  Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a business day, then the next business day) on which the same has been delivered prepaid to a reputable national overnight courier service, (c) when transmitted via e-mail (including via attached PDF document), if the sender on the same day sends a confirming copy by a recognized overnight delivery service (charges prepaid), or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the addresses set forth below (or such other address as a party may specify by notice to the other parties in accordance with this Section 8.3):

If to SecureTech:

SecureTech Innovations, Inc.

2355 Highway 36 West, Suite 400

Roseville, MN 55113

Attention: J. Scott Sitra, President and CEO

E-mail: ssitra@securetechinnovations.com

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge

New Jersey 08830

Attention: Patrick Egan, Esq.

E-mail: pegan@lucbro.com

If to the Company:

Qstak Holding, LLC

3101 Highway 421, Suite A

Bristol, TN 37620

Attention: Ricky Weiner

E-mail: rcw@qstakchain.com

Section 8.4Entire Agreement.  This Agreement, together with the other Transaction Documents (including the ELA, the JVA, the Operating Agreement, and the Series A Certificate of Designation), the Exhibits and Schedules hereto, represent the entire agreement and understanding of the parties with respect to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the other Transaction Documents. The LOI is hereby superseded in its entirety and shall have no further force or effect. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.5Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.6Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.7Signatures and Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

Section 8.8Legal Counsel and Interpretation.  Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 8.9Survival.  All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and the Closing, subject to the limitations set forth in Section 6.3(a).

Section 8.10Specific Performance.  The parties acknowledge and agree that irreparable injury would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the parties shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the parties further agree not to take action, directly or indirectly, in opposition to the party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 8.10 is not the exclusive remedy for any violation of this Agreement.

Section 8.11Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Wyoming, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Wyoming. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Wyoming for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

Section 8.12Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13No Other Representations or Warranties.

(a)Except for the representations and warranties contained in Article II, SecureTech acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its assets or with respect to any other information made available to SecureTech in connection with the transactions contemplated by this Agreement.

(b)Except for the representations and warranties contained in Article III, the Company acknowledges that none of SecureTech or any other Person on behalf of SecureTech makes any other express or implied representation or warranty with respect to the transactions contemplated hereby.

Section 8.14Amendment and Waiver.  No provision of this Agreement may be amended or modified except by an instrument in writing signed by SecureTech and the Company. No provision of this Agreement may be waived except by an instrument in writing signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

QSTAK HOLDING, LLC

By:____________________________
Name: Ricky Weiner
Title: General Manager

INVESTOR:

SECURETECH INNOVATIONS, INC.

By:____________________________________
Name: J. Scott Sitra
Title: President and Chief Executive Officer

Schedule 2.5

Capitalization of Qstak Holding, LLC

This schedule shall set forth a true, complete and correct description of the capitalization of Qstak Holding, LLC as of the date hereof, including:

1.All authorized, issued and outstanding equity interests (or equivalents thereof), including the identity of each holder and the number and class of equity interests held;

2.All outstanding options, warrants, convertible instruments, rights of conversion or exchange, or other rights, agreements, arrangements or commitments relating to the equity interests of the Company;

3.Any equity appreciation, phantom equity, profit participation or similar rights; and

4.Any restrictions on transfer applicable to any of the foregoing.

Schedule 2.10

Intellectual Property

This schedule shall set forth a true, complete and correct list of all material intellectual property owned or controlled by Qstak Holding, LLC (the “Licensed Assets”), including:

1.Patents and patent applications (including jurisdiction, application/registration numbers, filing dates and status);

2.Trademarks, service marks and trade names (including jurisdiction, registration numbers and status);

3.Copyrights and copyright registrations;

4.Domain names;

5.Trade secrets and proprietary technology material to the business; and

6.All licenses, sublicenses and other agreements pursuant to which the Company has been granted rights in third-party intellectual property that is material to its business.